Filed Pursuant To Rule 433

Registration No. 333-275079

December 15, 2023

Contact Sponsorship RIA Database RIA Channel Logo - Providing advisors and financial professionals with investment content, thought leadership, market commentary, webcasts, and virtual events.RIA Channel HOME RANKINGS WEBCASTS ISUMMITS INTERVIEWS CHANNELS OUTLOOKS WHITE PAPERS PODCASTS Grayscale-Logo-Banner-MC Grayscale is the world’s largest crypto asset manager*. Since 2013, investors and their advisors turn to Grayscale products for single asset, diversified, and thematic exposure. Crypto investing begins here. Learn more. Feature Grayscale Crypto Sectors Introducing Grayscale Crypto Sectors, a new framework designed to set a standard for organizing the crypto asset class. READ NOW Feature Product GBTC Grayscale Bitcoin Trust, the world’s largest Bitcoin fund*. EXPLORE Feature Product ETHE Grayscale Ethereum Trust, the world’s largest Ethereum fund*. EXPLORE Featured Research Grayscale Crypto Sectors: Setting a Standard for the Crypto Asset Class DEX Machina: An Introduction to Decentralized Exchanges Webcasts CE Credit videos for financial advisors on trending topics in crypto. Grayscale Crypto Sectors for Investment Professionals - Grayscale Investments - On Demand CE Cryptocurrency Mining & Staking for Financial Professionals - Grayscale Investments - On Demand CE Smart Contract Blockchains for Financial Advisors - Grayscale - On Demand CE Stablecoins for financial advisors – ON Demand CE Tokenomics: Fundamental Valuation Methods for Crypto - Grayscale Investments - On Demand CE Grayscale_G_Blackberry Stay on top of the latest crypto news and insights with Grayscale. SUBSCRIBE

Bitcoin’s Purpose: Sizing the addressable markets The trend is your friend: Managing bitcoin’s volatility with momentum signals *Largest by AUM as of 9/30/2023 IMPORTANT INFORMATION Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902. Grayscale Investments, LLC (“Grayscale”) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products sponsored or managed by Grayscale (“Products”) are registered under the Investment Company Act of 1940. Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Carefully consider each Product’s investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product’s private placement memorandum, which may be obtained from Grayscale and, for each Product that is an SEC reporting company, the SEC’s website, or for each Product that reports under the OTC Markets Alternative Reporting Standards, the OTC Markets website. Reports prepared in accordance with the OTC Markets Alternative Reporting Standards are not prepared in accordance with SEC requirements and may not contain all information that is useful for an informed investment decision. Read these documents carefully before investing. Investments in the Products are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Grayscale Products are not suitable for any investor that cannot afford loss of the entire investment. The shares of each Product are intended to reflect the price of the digital asset(s) held by such Product (based on digital asset(s) per share), less such Product’s expenses and other liabilities. Because each Product does not currently operate a redemption program, there can be no assurance that the value of such Product’s shares will reflect the value of the assets held by such Product, less such Product’s expenses and other liabilities, and the shares of such Product, if traded on any secondary market, may trade at a substantial premium over, or a substantial discount to, the value of the assets held by such Product, less such Product’s expenses and other liabilities, and such Product may be unable to meet its investment objective. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. The shares of each Product are not registered under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (except for Products that are SEC reporting companies), the Investment Company Act of 1940, or any state securities laws. The Products are offered in private placements pursuant to the exemption from registration provided by Rule 506(c) under Regulation D of the Securities Act and are only available to accredited investors. As a result, the shares of each Product are restricted and subject to significant limitations on resales and transfers. Potential investors in any Product should carefully consider the long-term nature of an investment in that Product prior to making an investment decision. The shares of certain Products are also publicly quoted on OTC Markets and shares that have become unrestricted in accordance with the rules and regulations of the SEC may be bought and sold throughout the day through any brokerage account. Risk Disclosures Extreme volatility of trading prices that many digital assets, including Bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Product and the shares of each Product could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Product shares depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets. The value of the Product shares relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of the Shares is correlated with the value of digital asset(s) held by the Product, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. The Product relies on third party service providers to perform certain functions essential to the affairs of the Product and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Product. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). SIPC coverage does not apply to crypto asset products or services discussed on the website. © 2023 Grayscale Investments, LLC. All trademarks, service marks and/or trade names (e.g., BITCOIN INVESTING BEGINS HERE, DROP GOLD, G, GRAYSCALE, GRAYSCALE CRYPTO SECTORS, and GRAYSCALE INVESTMENTS) are owned and/or registered by Grayscale Investments, LLC. 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Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities LLC, 290 Harbor Drive, Stamford, CT 06902.